EXHIBIT 12.1



                            MISSISSIPPI POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                   and the twelve months ended March 31, 1998
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                                                                                                                           Twelve
                                                                                                                           Months
                                                                                                                            Ended
                                                                      Year ended December 31,                             March 31,
                                                    ===================================================================
                                                         1993          1994          1995        1996         1997           1998
                                                    ----------------------------Thousands of Dollars-------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                $ 67,726      $  76,067    $  82,765    $   80,523    $  81,769      $  79,504
      Federal and state income taxes                  18,787         30,050       35,972        33,476       33,188         32,212
      Deferred  income taxes, net                      5,039          1,563         (480)           74       (1,808)        (2,620)
      Deferred  investment  tax credits                    -              -            -             -            -              -
      AFUDC - Debt funds                                 788          1,039          399           713            -             (8)
                                                    --------      ---------    ---------     ---------    ---------      ---------
         Earnings as defined                        $ 92,340      $ 108,719    $ 118,656     $ 114,786    $ 113,149      $ 109,088
                                                    ========      =========    =========     =========    =========      =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $  17,688       $ 19,725     $ 21,898     $  19,898     $  19,856      $ 19,758
   Interest on interim  obligations                   1,000          1,442        1,141         1,416           96            478
   Amort of debt disc, premium  and expense, net      1,262          1,479        1,510         1,547        1,577          1,578
   Other interest  charges                              728            404        1,185           753        2,943          3,372
                                                  ---------       --------      -------     ---------     --------       --------
         Fixed charges as defined                 $  20,678       $ 23,050     $ 25,734     $  23,614     $ 24,472       $ 25,186
                                                  =========       ========     ========     =========     ========       ========



RATIO OF EARNINGS TO FIXED CHARGES                    4.47           4.72         4.61          4.86         4.62           4.33


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